Exhibit 15.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Elbit Imaging Ltd.
Tel-Aviv, Israel

We have audited the accompanying consolidated balance sheets of Elbit Imaging Ltd. and its subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, statements of comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of an associate accounted for by the equity method, the Company’s investments in which as of December 31, 2011 and 2010 amounted to NIS 16 million and NIS 21 million, respectively, and the Company's share in its losses amounted to NIS 6 million, NIS 4 million and NIS 4.9 million for each of the three years in the period ended December 31, 2011, respectively.  The financial statements of that associate were audited by other auditors, and our opinion, insofar as it relates to the amounts relating thereto, is based on the reports of the other auditors on the financial statements of the associate, which were furnished to us.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.  We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elbit Imaging Ltd. and its subsidiaries as of December 31, 2011 and 2010, and the consolidated results of their operations, other comprehensive income, and their cash flows for each of the three years in the period ended December 31, 2011, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in Note 23B, claims have been filed against Group companies for some of which petitions have been applied to certify as class actions suits.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 29, 2012 expressed an unqualified opinion on the Company's internal control over financial reporting based on our audit.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
March 29, 2012